Exhibit 99.1

News Release
Analysts and Media Contact: Susan Giles (972) 855-3729

Atmos Energy Names Cocklin as

Chief Executive Officer and Best as Executive Chairman

DALLAS (September 27, 2010)—Atmos Energy Corporation (NYSE: ATO) today announced that its board of directors has appointed Kim R. Cocklin, currently president and chief operating officer, as president and chief executive officer, effective October 1, 2010. In addition, Robert W. Best, currently chairman of the board and chief executive officer, has been appointed as executive chairman of the company, also effective October 1, 2010.

Cocklin has served as president and chief operating officer of the company since October 2008, after having served as senior vice president, regulated operations from October 2006 through September 2008. Prior to joining Atmos Energy as senior vice president in June 2006, Cocklin was with Piedmont Natural Gas Company, where he was senior vice president, general counsel and chief compliance officer.

“Our company has emphasized succession planning and leadership development to advance our high performance, employee-focused culture. This announcement confirms our commitment to an orderly executive transition to enable the company to achieve continued sustainable success,” said Best, who has served as the chairman of the board and chief executive officer since joining the company in March 1997.

“Kim Cocklin has extensive experience in the natural gas industry and has a proven track record as an exceptional leader. He has the unique ability to produce excellent financial results while maintaining a strong focus on safety, customer service and employee well being,” Best continued.

“Our company’s continued goal is to grow our asset base and to grow our earnings per share by 4 to 6 percent per year, on average. I have every confidence that under Kim’s leadership we will achieve these goals and provide exceptional long-term value to our shareholders, customers and employees,” stated Best.

“We have a great company and I look forward to continuing to work with Bob, our board of directors, our company’s leadership and our 4,900 committed and dedicated employees to add to our strong foundation and achieve future success,” said Cocklin.

“Bob Best has served as chairman and chief executive officer since 1997 and has provided exceptional leadership growing the company through seven acquisitions from less than 700,000 to over 3,000,000 customers. He has created a high-performance, employee-focused culture and as executive chairman of the board, will play an integral role in the leadership responsible for the future growth of the company,” said Charles K. Vaughan, former chairman and current lead director of the board.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com .

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